Exhibit 99.1

McDermott Announces District Court Action on Babcock & Wilcox's Chapter 11 Plan of Reorganization

     NEW ORLEANS--(BUSINESS WIRE)--Jan. 17, 2006--McDermott International, Inc. (NYSE:MDR) ("McDermott" or "Company") announced today that on January 17, 2006, the Honorable Judge Sarah S. Vance of the United States District Court for the Eastern District of Louisiana issued an order confirming The Babcock & Wilcox Company ("B&W") Chapter 11 Joint Plan of Reorganization (the "Plan") and the associated proposed settlement agreement. There were no appeals from or objections to the Bankruptcy Court's order recommending confirmation of the Plan and approval of the settlement agreement. After the required 30-day appeal period from the District Court order, McDermott anticipates that the B&W Plan and all ancillary agreements will become effective and fully consummated.
     "This is an important day for McDermott, our shareholders, B&W's customers and the asbestos-related claimants," said Bruce W. Wilkinson, Chairman and Chief Executive Officer of McDermott. "After close to 6 years in the courts, it appears that the resolution of B&W's bankruptcy is imminent. There is still work to be accomplished in this process, but I am looking forward to soon having the B&W business back for shareholders as part of McDermott's reported financial results. Once the settlement is complete, McDermott will again be a worldwide energy services company with focus on coal, nuclear and oil & gas projects."
     B&W, a wholly owned subsidiary of McDermott, filed for Chapter 11 bankruptcy in New Orleans, Louisiana, on February 22, 2000 as a result of asbestos-related claims. Since filing for Chapter 11 protection, B&W has been deconsolidated from McDermott's reported financial statements. During the 2002 fiscal year, McDermott wrote-off its remaining investment in B&W. On August 29, 2005, B&W, McDermott, the Asbestos Claimants Committee and the Future Asbestos-Related Claimants' Representative reached an agreement in principle on the terms of the currently proposed Plan and associated settlement. Once the Plan becomes effective, B&W will be reconsolidated in McDermott's financial statements. Remaining items required for the Plan to become effective include receiving McDermott's shareholder approval, obtaining exit financing for B&W and the completion of certain other conditions by February 22, 2006, the effective date deadline under the Plan.
     In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact McDermott's actual results of operations. The forward-looking statements in this press release include statements regarding McDermott's expectation and timing of the effectiveness of the Plan and reconsolidation of B&W and the Company's position and focus thereafter. Although McDermott's management believes that the expectations reflected in those forward-looking statements are reasonable, McDermott can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks including, without limitation, that remaining conditions to the Plan my not be satisfied within the time required by the Plan. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual report for the year ended December 31, 2004 and its 2005 quarterly reports filed with the Securities and Exchange Commission.
     McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy. Additional information on McDermott can be obtained at www.mcdermott.com.


     CONTACT: McDermott International, Inc.
              Jay Roueche, 281-870-5462
              jroueche@mcdermott.com
              www.mcdermott.com